Exhibit 99.1

Bank of the James Announces Fourth Quarter,

Full Year 2025 Financial Results

Bank of the James Reports 2025 Net Income of $9.02 Million; Record Annual Earnings; Improved Metrics

LYNCHBURG, VA, February 4, 2026 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three-and twelve-month periods ended December 31, 2025. The Bank serves Region 2000 (the greater Lynchburg metropolitan statistical area) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Fourth Quarter and Full Year 2025 Highlights

"

Record annual earnings of $9.02 million for the year ended December 31, 2025, an increase of $1.08 million, or 13.6%, from $7.94 million in 2024. Earnings per share increased to $1.99 from $1.75, representing a 13.6% improvement.

"	Fourth quarter net income was $2.72 million, compared to $1.62 million in the fourth quarter of 2024. Fourth quarter earnings per share were $0.60 compared to $0.36 in the fourth quarter of 2024.
"	Total assets increased to $1.04 billion at December 31, 2025, up $59.78 million, or 6.1%, from $979.24 million at December 31, 2024.
"	Loans, net of allowance for credit losses, increased to $661.36 million at December 31, 2025, up $24.81 million, or 3.9%, from $636.55 million at December 31, 2024.
"	Total deposits increased to $937.13 million at December 31, 2025, up $54.73 million, or 6.2%, from $882.40 million at December 31, 2024, driven by growth in core deposits.
"

Net interest income increased 11.1% to $8.54 million in the fourth quarter of 2025, up from $7.69 million a year earlier. For the full year 2025, net interest income increased 12.2% to $32.81 million from $29.24 million in 2024.

"

Net interest margin for the three months ended December 31, 2025, was 3.44% compared with 3.18% for the three months ended December 31, 2024. For the twelve months ended December 31, 2025, net interest margin was 3.39% compared to 3.11% for the twelve months ended December 31, 2024.

"

Interest expense decreased 12.1% in the fourth quarter of 2025 to $3.47 million from $3.95 million in the fourth quarter of 2024. For the full year, interest expense declined 10.1% to $13.85 million from $15.41 million, driven by lower deposit costs and the retirement of capital notes.

"	Efficiency ratio (non-interest expense divided by the sum of net interest income and noninterest income) improved to 70.81% in the fourth quarter of 2025 from 82.62% in the fourth quarter of 2024. For the full year, the efficiency ratio improved to 77.17% from 79.11% for the prior year, as revenue growth of 9.7% outpaced expense growth of 7.0%.
"	Wealth management fees from PWW increased 10.4% to $5.35 million in 2025 from $4.84 million in 2024, contributing approximately $0.38 per share to earnings.
"	Stockholders’ equity increased to $80.05 million at December 31, 2025 from $64.87 million at December 31, 2024, an increase of 23.4%. Book value per share rose to $17.62 from $14.28.
"

Pre-tax, pre-provision income increased to $3.76 million in the fourth quarter of 2025, compared to $2.00 million in the fourth quarter of 2024. For full year 2025, pre-tax, pre-provision income was $11.1 million, compared to $9.27 million for 2024, an increase of 19.9%.

Fourth Quarter, Full Year 2025 Operational Review

Robert R. Chapman III, CEO of the Bank, commented: “We had record annual earnings of $9.02 million in 2025, up 13.6% from 2024. Margin improved as we managed deposit pricing and loan yields, and interest expense declined after we retired approximately $10.05 million in capital notes earlier in the year. Fourth-quarter noninterest expense also declined as we reduced data processing costs and professional fees. We will carry that same focus on pricing, costs, and credit into 2026.”

Mike Syrek, President of the Bank added: “On the expense side, vendor renegotiations and lower professional fees reduced fourth-quarter noninterest expense, and we expect those savings to continue into 2026.  Our efficiency ratio improved dramatically throughout the year, reflecting the progress we’ve made on the expense side. Continuing to improve efficiency remains a key focus in 2026.”

Net interest income, for the fourth quarter of 2025 was $8.54 million, up 11.1% from $7.69 million in the fourth quarter of 2024. For the full year 2025, net interest income grew $3.57 million, or 12.2%, to $32.81 million from $29.24 million in 2024.

Total interest income was $12.01 million in the fourth quarter of 2025 compared with $11.64 million a year earlier. For the full year 2025, total interest income rose to $46.66 million from $44.64 million in 2024. Quarter-to-date and year-to-date growth was driven largely by higher rates on variable-rate commercial loans and the origination of new loans at current market rates.

Total interest expense in the fourth quarter of 2025 declined 12.1% to $3.47 million compared with $3.95 million in the fourth quarter of 2024. For the full year 2025, total interest expense declined to $13.85 million from $15.41 million in the prior year. Lower interest expense in both periods primarily reflected the moderately easing rate environment, the Bank’s active management of deposit pricing, and the retirement of approximately $10.05 million in capital notes at the end of the second quarter of 2025.

Net interest margin and interest spread improved during the past year as loan yields remained aligned with the interest rate environment and the Bank controlled deposit costs and borrowings.

Net interest margin of 3.44% in the fourth quarter of 2025 increased from both the second and third quarters of 2025.

Noninterest income in the fourth quarter of 2025 was $4.33 million compared with $3.82 million in the fourth quarter of 2024, an increase of 13.3%. Noninterest income for the full year 2025 was $15.85 million compared with $15.14 million in 2024, an increase of 4.7%. Most noninterest income in both periods came from gains on sale of loans held for sale by our mortgage division, wealth management fees generated by PWW, and service charges, fees and commissions from commercial treasury services and debit card activity.  Growth in management fees generated by PWW resulted from an increase in assets under management.

Noninterest expense in the fourth quarter of 2025 was $9.11 million compared with $9.50 million a year earlier, a decrease of 4.2%. The improvement reflects reduced data processing costs from successful vendor negotiations and lower professional fees.

For the full year 2025, noninterest expense was $37.55 million compared with $35.11 million in 2024. The year-over-year increase was primarily due to increased salaries and employee benefits, including the addition of revenue-generating employees and new banking facilities in strategic locations, partially offset by reductions in data processing.

Balance Sheet: Asset Growth

Total assets were $1.04 billion at December 31, 2025 compared with $979.24 million at December 31, 2024. The increase was due primarily to growth in loans and securities available-for-sale.

Syrek commented: “We finished 2025 with over $1 billion in assets, supported by loan and deposit growth. Net loans increased 3.9% year over year, and the allowance for credit losses ended the year at $6.45 million. We were able to grow loans without compromising our credit standards.”

Loans, net of allowance for credit losses, were $661.36 million at December 31, 2025 compared with $636.55 million at December 31, 2024, an increase of $24.81 million, or 3.9%. The allowance for credit losses was $6.45 million at December 31, 2025 and $7.04 million at December 31, 2024.

Total deposits were $937.13 million at December 31, 2025 compared with $882.40 million at December 31, 2024, an increase of $54.73 million, or 6.2%. Core deposits (noninterest bearing demand deposits, NOW, money market and savings) were $701.80 million compared with $651.90 million at December 31, 2024, an increase of $49.90 million, or 7.7%, driven by growth in lower-cost core deposits.

Stockholders’ equity rose to $80.05 million at December 31, 2025 from $64.87 million at December 31, 2024, an increase of 23.4%. Retained earnings increased to $50.01 million at December 31, 2025 from $42.80 million at December 31, 2024. Book value per share rose to $17.62 at December 31, 2025 from $14.28 at December 31, 2024, reflecting both retained earnings growth and improved valuations in the Company’s available-for-sale investment portfolio as market interest rates declined.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Eric J. Sorenson, Jr., Executive Vice President and Chief Financial Officer of the Bank, (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	12/31/2025	12/31/2024

Cash and due from banks	$28,538	$23,287
Federal funds sold	55,937	50,022
Total cash and cash equivalents	84,475	73,309

Securities held-to-maturity, at amortized cost (fair value of $3,315 as of December 31, 2025 and $3,170 as of December 31, 2024) net of allowance for credit losses of $0 as of December 31, 2025 and December 31, 2024	3,590	3,606
Securities available-for-sale, at fair value	214,128	187,916
Restricted stock, at cost	1,828	1,821
Loans, net of allowance for credit losses of $6,450 as of December 31, 2025 and $7,044 as of December 31, 2024	661,357	636,552
Loans held for sale	3,472	3,616
Premises and equipment, net	19,132	19,313
Interest receivable	3,380	3,065
Cash value - bank owned life insurance	23,676	22,907
Customer relationship intangible	6,164	6,725
Goodwill	2,054	2,054
Other assets	15,768	18,360
Total assets	$1,039,024	$979,244

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	$131,456	$129,692
NOW, money market and savings	570,345	522,208
Time	235,328	230,504
Total deposits	937,129	882,404

Capital notes, net	-	10,048
Other borrowings	8,796	9,300
Interest payable	1,167	722
Other liabilities	11,884	11,905
Total liabilities	$958,976	$914,379

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding

4,543,338 as of December 31, 2025 and December 31, 2024	$9,723	$9,723
Additional paid-in-capital	35,253	35,253
Retained earnings	50,009	42,804
Accumulated other comprehensive loss	(14,937)	(22,915)
Total stockholders’ equity	$80,048	$64,865

Total liabilities and stockholders’ equity	$1,039,024	$979,244

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
Interest Income	2025	2024	2025	2024
Loans	$9,515	$9,130	$37,254	$34,505
Securities
US Government and agency obligations	579	403	2,121	1,471
Mortgage backed securities	395	407	1,545	2,381
Municipals - taxable	397	299	1,393	1,171
Municipals - tax exempt	53	18	135	73
Dividends	35	36	98	95
Corporates	123	136	530	543
Interest bearing deposits	159	147	559	775
Federal Funds sold	756	1,060	3,020	3,629
Total interest income	12,012	11,636	46,655	44,643

Interest Expense
Deposits
NOW, money market savings	1,170	1,310	4,949	5,455
Time Deposits	2,144	2,442	8,282	9,173
Finance leases	15	18	65	76
Other borrowings	145	98	389	376
Capital notes	-	82	163	327
Total interest expense	3,474	3,950	13,848	15,407

Net interest income	8,538	7,686	32,807	29,236

Provision for (recovery of) credit losses	266	(71)	(35)	(655)

Net interest income after provision for (recovery of) credit losses	8,272	7,757	32,842	29,891

Noninterest income
Gains on sale of loans held for sale	1,185	968	4,853	4,494
Service charges, fees and commissions	1,271	1,073	4,273	4,003
Wealth management fees	1,430	1,260	5,347	4,843

Life insurance income	197	190	770	721
Income from SBIC fund	228	334	506	934
Other	14	11	76	80
Gain on sales of available-for-sale securities	-	(20)	27	62
Total noninterest income	4,325	3,816	15,852	15,137

Noninterest expenses
Salaries and employee benefits	5,310	5,038	20,960	19,294
Occupancy	546	471	2,136	1,964
Equipment	744	620	2,765	2,499
Supplies	168	145	631	542
Professional and other outside expense	773	1,226	3,967	3,351
Data processing	503	825	2,487	3,177
Marketing	183	287	867	768
Credit expense	239	204	904	816
FDIC insurance expense	124	112	518	441
Amortization of intangibles	140	140	560	560
Other	378	435	1,754	1,693
Total noninterest expenses	9,108	9,503	37,549	35,105

Income before income taxes	3,489	2,070	11,145	9,923

Income tax expense	766	452	2,123	1,979

Net Income	$2,723	$1,618	$9,022	$7,944

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	4,543,338	4,543,338

Net income per common share - basic and diluted	$0.60	$0.36	$1.99	$1.75

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Dec 31, 2025	Three months ending Dec 31, 2024	Change	Year to date Dec 31, 2025	Year to date Dec 31, 2024	Change
Interest income	$12,012	$11,636	3.23%	$46,655	$44,643	4.51%
Interest expense	3,474	3,950	-12.05%	13,848	15,407	-10.12%
Net interest income	8,538	7,686	11.09%	32,807	29,236	12.21%
Provision for (recovery of) credit losses	266	(71)	-474.65%	(35)	(655)	-94.66%
Noninterest income	4,325	3,816	13.34%	15,852	15,137	4.72%
Noninterest expense	9,108	9,503	-4.16%	37,549	35,105	6.96%
Income taxes	766	452	69.47%	2,123	1,979	7.28%
Net income	$2,723	$1,618	68.29%	$9,022	$7,944	13.58%
Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Net income per share – basic and diluted	$0.60	$0.36	$0.24	$1.99	$1.75	$0.24

Balance Sheet at period end:	Dec 31, 2025	Dec 31, 2024	Change	Dec 31, 2024	Dec 31, 2023	Change
Loans, net	$661,357	$636,552	3.90%	$636,552	$601,921	5.75%
Loans held for sale	3,472	3,616	-3.98%	3,616	1,258	187.44%
Total debt securities	217,718	191,522	13.68%	191,522	220,132	-13.00%
Total deposits	937,129	882,404	6.20%	882,404	878,459	0.45%
Stockholders’ equity	80,048	64,865	23.41%	64,865	60,039	8.04%
Total assets	1,039,024	979,244	6.10%	979,244	969,371	1.02%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$17.62	$14.28	$3.34	$14.28	$13.21	$1.07

Daily averages:	Three months ending Dec 31, 2025	Three months ending Dec 31, 2024	Change	Year to date Dec 31, 2025	Year to date Dec 31, 2024	Change
Loans	$661,581	$642,197	3.02%	$654,835	$623,769	4.98%
Loans held for sale	4,011	3,612	11.05%	3,271	3,494	-6.38%
Total securities (book value)	230,940	218,680	5.61%	225,002	232,992	-3.43%
Total deposits	942,040	920,655	2.32%	921,488	901,449	2.22%
Stockholders’ equity	77,770	68,563	13.43%	71,133	62,575	13.68%
Interest earning assets	988,760	963,512	2.62%	969,433	939,900	3.14%
Interest bearing liabilities	815,834	801,812	1.75%	801,692	783,003	2.39%
Total assets	1,043,521	1,021,547	2.15%	1,020,156	995,738	2.45%

Financial Ratios:	Three months ending Dec 31, 2025	Three months ending Dec 31, 2024	Change	Year to date Dec 31, 2025	Year to date Dec 31, 2024	Change
Return on average assets	1.04%	0.63%	0.41	0.88%	0.80%	0.08
Return on average equity	13.89%	9.39%	4.50	12.68%	12.70%	(0.02)
Net interest margin	3.44%	3.18%	0.26	3.39%	3.11%	0.26
Efficiency ratio	70.81%	82.62%	(11.81)	77.17%	79.11%	(1.94)
Average equity to average assets	7.45%	6.71%	0.74	6.97%	6.28%	0.69

Allowance for credit losses:	Three months ending Dec 31, 2025	Three months ending Dec 31, 2024	Change	Year to date Dec 31, 2025	Year to date Dec 31, 2024	Change
Beginning balance	$6,298	$7,078	-11.02%	$7,044	$7,412	-4.96%
Provision for (recovery of) credit losses*	352	(39)	-1002.56%	(166)	(533)	-68.86%
Charge-offs	(203)	-	N/A	(447)	(84)	432.14%
Recoveries	3	5	-40.00%	19	249	-92.37%
Ending balance	6,450	7,044	-8.43%	6,450	7,044	-8.43%
* does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Dec 31, 2025	Dec 31, 2024	Change	Dec 31, 2024	Dec 31, 2023	Change
Total nonperforming loans	$1,704	$1,640	3.90%	$1,640	$391	319.44%
Other real estate owned	-	-	N/A	-	-	N/A
Total nonperforming assets	1,704	1,640	3.90%	1,640	391	319.44%

Asset quality ratios:	Dec 31, 2025	Dec 31, 2024	Change	Dec 31, 2024	Dec 31, 2023	Change
Nonperforming loans to total loans	0.26%	0.25%	0.01	0.25%	0.06%	0.19
Allowance for credit losses for loans to total loans	0.97%	1.09%	(0.12)	1.09%	1.22%	(0.13)
Allowance for credit losses for loans to nonperforming loans	378.52%	429.51%	(50.99)	429.51%	1895.65%	(1,466.14)